As filed with the Securities and Exchange Commission on May 17, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8
 REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

724 SOLUTIONS INC.
 (Exact name of registrant as specified in its charter)

Canada	Not Applicable

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1221 State Street, Suite 200 Santa Barbara, CA	93101

(Address of Principal Executive Offices)	(Zip Code)

724 Solutions Inc. 2005 Stock Incentive Plan

(Full title of the plan)

Glenn Barrett
724 Solutions Inc.
1221 State Street, Suite 200
Santa Barbara, CA 93101
Tel: (805) 884-8308

(Name and address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximu aggregate offering price	Amount of registration fee

Common Shares, no par value	775,000 shares	$ 7.02 (1)	$ 5,440,500	$ 640.34

(1)

Estimated pursuant to Rule 457(h) solely for purposes of calculating the aggregate offering price and the amount of the registration fee based upon the weighted average of (a) the weighted average price ($5.85) at which the 427,000 options granted under the plan as of May 17, 2005 may be exercised and (b) as to the remaining 348,000 shares authorized under the plan, the average of the high and low prices reported for the shares on the Nasdaq SmallCap Market on May 12, 2005 ($8.47).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

                    The documents containing the information specified in Part I (plan and registrant information) will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

                    Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b), or additional information about the 724 Solutions Inc. 2005 Stock Incentive Plan (the “Plan”), will be available without charge by contacting Eric Lowy, General Counsel and Corporate Secretary, 20 York Mills Road, Suite 201, Toronto, Ontario, Canada, M2P 2C2 (Tel.: (416) 226-2900).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

                    The following documents, which have been filed by 724 Solutions Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a) the Company’s annual report on Form 10-K for the year ended December 31, 2004;

(b) the Company’s quarterly report on Form 10-Q for the three months ended March 31, 2005;

     (c)     the Company’s reports on Form 8-K filed on February 9, 2005, April 27, 2005 and April 29, 2005 (other than, with respect to these reports, information that is deemed not to be filed under the rules of the Commission);

(d) the description of the Company’s common shares and related rights included in the Company’s Form 8-A’s filed with the Commission on January 26, 2000 and February 24, 2003.

                    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

                    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

                    Eric Lowy, Esq. is employed as the Corporation’s General Counsel and Corporate Secretary.  Mr. Lowy is the beneficial owner of 1,500 of the Company’s common shares.

Item 6.	Indemnification of Directors and Officers.

                    The Company is incorporated under the laws of Canada.  Pursuant to the Company’s by-laws, none of its directors or officers shall be liable for any loss occasioned by any error of judgment or oversight on his or her part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his or her office or in relation thereto, unless the same are occasioned by his or her own willful neglect or default; provided that no provision of such by-laws shall relieve any director or officer from the duty to act in accordance with the Canada Business Corporations Act, as amended or re-enacted from time to time (the “CBCA”).

                    In addition, the Company’s by-laws require the Company to indemnify and save harmless every director or officer, every former director or officer, and every person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Company or any such body corporate) and his or her heirs and legal representatives, from and against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of (or by reason of having undertaken such liability of) the Company or such body corporate, if:

(a)	he or she acted honestly and in good faith with a view to the best interests of the Company; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

Item 7.	Exemption from Registration Claimed. Not applicable.

Item 8.	Exhibits.

Number	Description

4.1	Articles of the Company (Incorporated by reference to the Company’s Registration Statement on Form F-1, File No. 333-90143.)

4.2

Articles of Continuance (Incorporated by reference to the Company’s definitive Management Information Circular and Proxy Statement for the Annual and Special Meeting of Shareholders, filed on March 31, 2003.)

4.3	CBCA By-Laws (Incorporated by reference to the Company’s definitive Management Information Circular and Proxy Statement for the Annual and Special Meeting of Shareholders, filed on March 31, 2003.)

4.4

Articles of Amendment (Incorporated by reference to the Company’s definitive Management Information Circular and Proxy Statement for the Annual and Special Meeting of Shareholders, filed on March 31, 2003.)

4.5

Shareholder Rights Plan Agreement dated as of February 10, 2003, between 724 Solutions Inc. and Computershare Trust Company of Canada, as Rights Agent, including the Form of Rights Certificate attached thereto as Exhibit A. (Incorporated by reference to the Company’s Form 8-K, dated February 24, 2003.)

4.6	Form of Certificate Representing Common Shares (Incorporated by Reference to the Form 8-A filed on January 26, 2000.)

4.7	Form of 2005 Stock Incentive Plan (Incorporated by Reference to the Company’s Definitive Proxy Statement, filed on March 31, 2005.)

4.8	Form of Stock Option Agreement (Incorporated by Reference to the Company’s Form 10-Q, filed on May 10, 2005.)

5.1	Opinion of Eric Lowy, Esq. with respect to the common shares being registered hereby.

23.1	Consent of KPMG LLP with respect to the financial statements of the Company for the year ended December 31, 2004

23.2	Consent of Eric Lowy, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature pages hereto).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                         (ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                         (iii)   to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

               (2)     that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on May 17, 2005.

724 SOLUTIONS INC.

By:	/s/ ERIC LOWY

Name:	Eric Lowy
Title:	General Counsel and Corporate Secretary

POWER OF ATTORNEY

                    KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John J. Sims and Glenn Barrett, and each of them, each with full power to act without the other, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any amendments to this registration statement (including post-effective amendments), and to file the same, with any exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitute or substitutes, may do or cause to be done by virtue hereof.

                    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 17, 2005.

SIGNATURE	TITLES	DATE

/s/ JOHN J. SIMS	Chief Executive Officer and Director (principal executive officer)	May 9, 2005

John J. Sims

/s/ GLENN BARRETT	Chief Financial Officer, Senior Vice President, Corporate Services (principal financial and accounting officer)	May 17, 2005

Glenn Barrett

/s/ IAN GIFFEN	Chairman and Director	May 17, 2005

Ian Giffen

/s/ JAMES D. DIXON	Director	May 17, 2005

James D. Dixon

/s/ JOSEPH ARAGONA	Director	May 17, 2005

Joseph Aragona

/s/ BARRY REITER	Director	May 17, 2005

Barry J. Reiter

/s/ BENJAMIN L. SCOTT	Director	May 17, 2005

Benjamin L. Scott